Exhibit 4.4

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ANGEL OAK MORTGAGE OPERATING PARTNERSHIP, LP

This Certificate of Limited Partnership of Angel Oak Mortgage Operating Partnership, LP (the “Partnership”), dated February 5, 2020, is being duly executed and filed by Angel Oak Mortgage OP GP, LLC, the sole General Partner of the Partnership, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq.).

1.             Name. The name of the limited partnership formed hereby is Angel Oak Mortgage Operating Partnership, LP.

2.             Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.             Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.             General Partner. The name and the business address of the General Partner of the Partnership is:

Angel Oak Mortgage OP GP, LLC

3060 Peachtree Road, Suite 500

Atlanta, Georgia 30305

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

By:	Angel Oak Mortgage OP GP, LLC,
its General Partner

By:	/s/ Dory Black
Name:	Dory Black
Title:	Authorized Person